Exhibit 99

News Release
NYSE: MYE

Contact(s):
Donald A. Merril, Vice President & Chief
Financial Officer (330) 253-5592
Max Barton, Director, Corporate Communications
& Investor Relations (330) 253-5592

Myers Industries Reports 2008 Third Quarter & Nine-Month Results
FOR IMMEDIATE RELEASE: November 7, 2008, Akron, Ohio— Myers Industries, Inc. (NYSE: MYE) today reports results for the third quarter and nine months ended September 30, 2008. Performance highlights from continuing operations in the third quarter include:
•	Net sales for the third quarter were $214.0 million, essentially unchanged compared to $213.9 million in the third quarter of 2007.

•	Gross profit as a percent of sales was 22.5% for the third quarter compared to 24.2% in the third quarter of 2007, primarily due to raw material inflation.

•	Income before taxes for the third quarter, including special items detailed below, was $2.5 million, essentially unchanged from $2.5 million, including special items, in the third quarter of 2007.

•	Income from continuing operations and net income for the third quarter was $1.3 million, or $0.04 per basic and diluted share, including special items detailed below. This compares to $1.5 million, or $0.04 per share including special items, in the third quarter of 2007.

•	Special pre-tax items for the third quarter include:
1)	Approximately $2.6 million in 2008, primarily related to expenses incurred in connection with the Company’s previously announced strategic initiatives in the Lawn and Garden Segment.

2)	Approximately $4.7 million in 2007, including: restructuring expenses, foreign currency transaction losses, expenses related to a proposed merger transaction and other items.
President and Chief Executive Officer John C. Orr said, “Despite the challenges of a recessionary economy during the third quarter, we continued to focus on basic fundamentals such as appropriate pricing to cover raw material inflation, staying close to our customers with product and service solutions to help them through this tough environment, controlling our own expenses and identifying avenues to support our long-term growth.
“We also began an analysis to identify potential productivity and manufacturing streamlining opportunities in our Lawn and Garden Segment. The Company is in the process of assessing options, with the goal to position ourselves with the best brands, capabilities and competitive structure to serve the needs of the horticultural growers and distributors in that marketplace.”
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1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE

Myers Industries Reports 2008 Third Quarter & Nine-Month Results — 11/07/08	page 2 of 5

Consolidated Results from Continuing Operations — 2008 Third Quarter & Nine Months
$ Millions

	Third Quarter Ended Sept. 30			Nine Months Ended Sept. 30

Results from Continuing Operations:	2008	2007	%Change	2008	2007	%Change
Net Sales	$214.0	$213.9	—	$677.9	$686.0	-1%
Income Before Taxes	$2.5	$2.5	—	$20.9	$29.6	-29%
Income from Continuing Operations	$1.3	$1.5	-13%	$12.8	$18.8	-32%
Income Per Share from Continuing Operations	$0.04	$0.04	—	$0.36	$0.53	-32%

Despite the adversity influencing nearly every sector of the U.S. economy, net sales during the third quarter of 2008 were flat compared to the third quarter of 2007 and down slightly for the nine-month period. Product pricing initiatives were implemented to cover higher raw material costs, which mitigated the impact of lower unit volumes due to the weak conditions in the Company’s end markets.
Income from continuing operations was down in the 2008 third quarter and nine-month periods due to lower volumes and higher raw material costs, which were partially offset by improved selling prices and expense controls. In addition, interest expense was down $1.2 million and $3.4 million for the 2008 third quarter and nine months, respectively, due to reduced borrowing and lower interest rates. Income from continuing operations in the 2008 third quarter was also impacted by $2.6 million of special pre-tax items discussed above. Special pre-tax items for the nine months ended September 30, 2008 and 2007 were approximately $4.6 million and $16.2 million, respectively; these items primarily related to expenses from strategic initiatives in the Lawn and Garden Segment in 2008, and restructuring expenses, foreign currency transaction losses, expenses related to a proposed merger transaction and other items in 2007.
Raw Material Costs
Prices for raw materials used in the Company’s manufacturing operations, primarily high-density polyethylene (HDPE) and polypropylene (PP) plastic resins, were more than 30% higher on average for both the 2008 third quarter and nine months compared to the same periods in 2007.
Throughout 2008, the Company has implemented product price increases to recover higher costs from unprecedented raw material cost inflation. Currently, prices for plastic resins are showing some softening, although it is difficult to determine sustainability of lower raw material price levels due to the volatility in energy markets.
Business Segment Results — 2008 Third Quarter & Nine Months
Lawn and Garden Segment
$ Millions

	Third Quarter Ended Sept. 30			Nine Months Ended Sept. 30

	2008	2007	%Change	2008	2007	%Change
Net Sales	$60.5	$58.9	3%	$215.8	$224.9	-4%
Income (Loss) Before Taxes	$(1.7)	$(4.7)	64%	$5.2	$5.2	—

Net sales in the Lawn and Garden Segment for the third quarter of 2008 reflect the positive impact of pricing to recover raw material costs and favorable product mix. These factors helped to offset seasonal slowness in this segment.
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Myers Industries Reports 2008 Third Quarter & Nine-Month Results — 11/07/08	page 3 of 5

Loss before taxes in the third quarter of 2008 was reduced compared to the third quarter of 2007 due to product mix and pricing, as well as expense controls. These factors helped to offset higher raw material costs and lower unit volumes. In the comparable third quarter of 2007, results were also negatively impacted by $1.3 million of foreign currency transaction losses.
North American Material Handling Segment
$ Millions

	Third Quarter Ended Sept. 30			Nine Months Ended Sept. 30

	2008	2007	%Change	2008	2007	%Change
Net Sales	$66.3	$66.8	-1%	$200.6	$196.9	2%
Income Before Taxes	$7.0	$9.2	-25%	$19.7	$31.2	-37%

Net sales in the North American Material Handling Segment for the third quarter of 2008 were down slightly due to weakness in automotive, industrial and other end markets. While selling prices helped to partially offset higher raw material costs, unit volumes declined as customers limited expenditures amid the continuing economic downturn.
Profitability in the third quarter of 2008 was down due to the impact of lower unit volumes on manufacturing absorption, as well as higher raw material costs. The positive impact from selling prices and expense reductions from restructuring actions completed in 2007 did not offset these factors.
Distribution Segment
$ Millions

	Third Quarter Ended Sept. 30			Nine Months Ended Sept. 30

	2008	2007	%Change	2008	2007	%Change
Net Sales	$48.7	$52.2	-7%	$142.4	$149.2	-5%
Income Before Taxes	$5.3	$5.7	-8%	$14.2	$15.7	-9%

Net sales in the Distribution Segment for the third quarter of 2008 were adversely affected due to a reduction in tire service demand, reflecting lower sales of passenger and truck tires, higher fuel prices decreasing miles driven and idled construction vehicles from the downturn in housing development. These factors reduced unit volumes in consumable service supplies, while sales of capital equipment remained weak in tire dealer, auto dealer, fleet and retread markets as customers delayed purchases.
Profitability in the third quarter of 2008 was lower due to unfavorable end market demand, and the resulting lower unit volumes for both tire service supplies and equipment.
Automotive and Custom Segment
$Millions

	Third Quarter Ended Sept. 30			Nine Months Ended Sept. 30

	2008	2007	%Change	2008	2007	%Change
Net Sales	$44.7	$41.6	7%	$138.9	$131.3	6%
Income Before Taxes	$1.4	$1.9	-24%	$6.5	$7.6	-14%

Net sales in the Automotive and Custom Segment for the third quarter of 2008 improved due to selling price adjustments and new, niche custom molding opportunities, which helped to offset the weakness in automotive, heavy truck, recreational vehicle and marine markets.

Myers Industries Reports 2008 Third Quarter & Nine-Month Results — 11/07/08	page 4 of 5

Profitability was down in the third quarter of 2008 due to weak end markets and higher raw material costs. Product pricing and savings from restructuring programs completed in 2007 did not entirely offset these factors.
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Balance Sheet
Total debt for the third quarter ended September 30, 2008 was $199.7 million, compared to $226.9 million at September 30, 2007. The debt-to-capital ratio was approximately 38% at the end of the third quarter of 2008, compared with 42% at the end of the third quarter of 2007.
Commenting on the Company’s financial condition, John Orr said, “Myers Industries has a strong balance sheet and continues to have access to the capital we require to invest and guide our business through this turbulent economic period and beyond.”
2008 Outlook
While the economic conditions for the foreseeable future will remain a challenge, the Company’s internal business fundamentals remain solid. The Company continues to review each of its business segments to identify areas for new operational initiatives that can provide for sustainable, profitable growth in the years ahead.
The Company continues to assess potential opportunities under its strategic manufacturing realignment and productivity project in the Lawn and Garden Segment. Additional details will be made available as major project elements are determined.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported 2007 net sales of $918.8 million. Founded in 1933, Myers Industries celebrates its 75th Anniversary in 2008. Visit www.myersind.com to learn more.

About the 2008 Third Quarter and Nine-Month Financial Results: The data herein is unaudited and reflects our current best estimates and may be revised as a result of management’s further review of our results for the quarter and nine months ended September 30, 2008. During the course of the preparation of our final consolidated financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented above.
Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company’s business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.
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Myers Industries Reports 2008 Third Quarter & Nine-Month Results — 11/07/08	page 5 of 5

MYERS INDUSTRIES, INC.
CONDENSED STATEMENTS OF INCOME

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Sales	$213,955,089	$213,920,711	$677,909,836	$686,012,813

Cost of Sales	165,897,667	162,134,392	520,499,836	502,633,129

Gross Profit	48,057,422	51,786,319	157,410,000	183,379,684

Selling, General and Administrative Expenses	42,836,695	45,356,323	128,040,978	141,882,614

Operating Income	5,220,727	6,429,996	29,369,022	41,497,070

Interest Expense, Net	2,728,720	3,945,119	8,507,941	11,932,476

Income from Continuing

Operations Before Income Taxes	2,492,007	2,484,877	20,861,081	29,564,594

Income Taxes	1,173,751	980,000	8,014,320	10,809,000

Income from

Continuing Operations	1,318,256	1,504,877	12,846,761	18,755,594

Income from Discontinued Operations, Net of Tax	—	—	1,732,027	17,787,645

Net Income	$1,318,256	$1,504,877	$14,578,788	$36,543,239

Income Per Basic & Diluted Common Share

Continuing Operations	$0.04	$0.04	$0.36	$0.53

Discontinued Operations	0.00	0.00	0.05	0.51

Net Income Per Share	$0.04	$0.04	$0.41	$1.04

Weighted Average Common Shares Outstanding	35,221,388	35,158,180	35,204,663	35,129,077

CONDENSED STATEMENTS OF FINANCIAL POSITION
As of September 30, 2008 and December 31, 2007

	2008	2007

Assets

Current Assets	$267,979,030	$277,809,374

Other Assets	217,651,976	205,772,669

Property, Plant & Equipment	197,213,093	213,970,326

	$682,844,099	$697,552,369

Liabilities & Shareholders’ Equity

Current Liabilities	$104,765,985	$158,474,639

Long-term Debt, less current portion	197,320,059	167,253,706

Deferred Income Taxes	51,546,102	50,540,270

Other Liabilities	4,749,504	4,013,808

Shareholders’ Equity	324,462,449	317,269,946

	$682,844,099	$697,552,369

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